Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-271545, 333-273716, 333-280906, and 333-282375) and Form S-8 (Nos. 333-143403, 333-204351, 333-229160, 333-231622, 333-233692, 333-260846, 333-272869, and 333-280619) of Sonida Senior Living, Inc. (the Company) of our reports dated March 12, 2026, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting which appear in this Annual Report on Form 10-K.
/s/ BDO USA, P.C.
Dallas, Texas

March 12, 2026